Exagen Inc. Reports Second Quarter 2021 Results

Quarterly Records: Total Revenue, AVISE® CTD Revenue and Volumes, Ordering Healthcare Providers and Adopters

August 9, 2021

SAN DIEGO – Exagen Inc. (Nasdaq: XGN), a leading provider of autoimmune testing solutions, today reported financial results for the quarter ended June 30, 2021.
Second Quarter Highlights:
•Generated record total revenue of $12.8 million for the second quarter of 2021, a 43% increase over the second quarter of 2020 and a 21% increase over the first quarter of 2021.
•Our flagship AVISE® CTD test, including AVISE® Lupus, generated record revenue of $10.4 million for the second quarter of 2021. This represents a 94% increase over the second quarter of 2020 and a 22% increase over the first quarter of 2021.
•Delivered a record 33,328 flagship AVISE® CTD tests, including AVISE® Lupus, in the second quarter of 2021, an 80% increase over the second quarter of 2020 and a 15% increase over the first quarter of 2021. This represents the third consecutive record demand quarter.
•Record number of ordering healthcare providers totaling 1,934 in the second quarter, including a record 703 adopters, and sequential quarterly retention rate of approximately 99% among adopting healthcare providers from the prior quarter.

“In the second quarter, Exagen delivered record results in key areas once again. The foundation for these records was driven by our 99% retention rate, which we believe attests to the value Exagen's unique tests provide to rheumatologists and their patients," said Ron Rocca, President and Chief Executive Officer of Exagen. "The business team has executed at a high level in the first half of 2021, and we continue to take the steps necessary to grow and strengthen our position as a leading provider of autoimmune testing solutions. We remain committed to pursuing wider reimbursement for our tests, and believe healthcare systems and payors will continue to recognize the value of the AVISE® franchise. Moreover, we accelerated our investment in research and development, including entering into a research collaboration with AHN Research Institute, as we seek to expand the utility of our proprietary suite of testing products. Most importantly, we remain highly focused on our ultimate mission of reducing the time to treatment and improving patient outcomes in an often overlooked segment of healthcare."

Second Quarter 2021 Financial Results
Revenue for the three months ended June 30, 2021 was $12.8 million, compared with $8.9 million in the second quarter of 2020. Testing revenue was $12.5 million for the second quarter of 2021, compared to $6.8 million in the second quarter of 2020, due to increased testing volumes. Our SIMPONI® co-promotion efforts contributed $0.3 million in the second quarter of 2021, compared to $2.1 million in the second quarter of 2020. Gross margin was 57% in the second quarter of 2021 compared to 63% in the second quarter of 2020, driven by the decrease in co-promotion revenue.
Operating expenses were $18.5 million in the second quarter of 2021, compared with $12.4 million in the second quarter of 2020, due to increases in employee related expenses from headcount growth, including stock-based compensation, cost of revenue due to the increase in testing volumes, and research and development expenses.
For the second quarter of 2021, net loss was $6.4 million, compared to a net loss of $3.4 million for the second quarter of 2020.
Cash and cash equivalents were approximately $112.6 million as of June 30, 2021.
2021 Guidance
For the full year 2021, Exagen reaffirms its prior guidance and expects revenue to be in the range of $47 million to $49 million.
Conference Call
A conference call to review second quarter 2021 financial results and to provide a business update is scheduled for today August 9, 2021 at 4:30 PM Eastern Time (1:30 PM Pacific Time). Interested parties may access the conference call by dialing (877) 407-3982 (U.S.) or (201) 493-6780 (international). Additionally, a link to a live webcast of the call will be available in the Investor Relations section of Exagen's website at http://investors.exagen.com.
Participants are asked to join a few minutes prior to the call to register for the event. A replay of the conference call will be available until Monday, August 16, 2021 at 11:59 PM Eastern Time (8:59 PM Pacific Time). Interested parties may access the replay by dialing (844) 512-2921 (U.S.) or (412) 317-6671 (international) using passcode 13721307. A link to the replay of the webcast will also be available in the investor relations section of Exagen's website.
About Exagen
Exagen is dedicated to transforming the care continuum for patients suffering from debilitating and chronic autoimmune diseases by enabling timely differential diagnosis and optimizing therapeutic intervention. Exagen has developed and is commercializing a portfolio of innovative testing products under its AVISE® brand, several of which are based on our proprietary Cell-Bound Complement Activation Products, or CB-CAPs, technology. Exagen’s goal is to enable providers to improve care for patients through the differential diagnosis, prognosis and monitoring of complex autoimmune and autoimmune-related diseases, including rheumatoid arthritis and lupus. For more information, please visit www.Exagen.com.
Forward Looking Statements

Exagen cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the company's goals and strategies; the potential utility and effectiveness of the company's services and testing solutions; the ability of the company to secure wider reimbursement for its tests; the expected impact and results of further investments in our business and collaborations; the company's future potential growth in 2021; and the 2021 guidance. The inclusion of forward-looking statements should not be regarded as a representation by Exagen that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Exagen’s business, including, without limitation: the COVID-19 pandemic may continue to adversely affect our business, financial condition and results of operations, including as a result of shutdowns of our facilities and operations as well as those of our suppliers and courier services, impeding patient movement and interruptions to healthcare services causing a decrease in test volumes, disruptions to the supply chain of material needed for our tests, our sales and commercialization activities and our ability to receive specimens and perform or deliver the results from our tests, delays in reimbursement and coverage decisions from Medicare and third-party payors and in interactions with regulatory authorities, and delays in ongoing and planned clinical trials involving our tests; the company’s commercial success depends upon attaining and maintaining significant market acceptance of its testing products and promoted therapeutics among rheumatologists, patients, third-party payers and others in the medical community; the company’s ability to successfully execute on its business strategies, including its strategy of integrating the promotion of its existing and future proprietary testing products with the promotion of therapeutics; third party payers not providing coverage and adequate reimbursement for the company’s testing products or promoted therapeutics; the company’s ability to obtain and maintain intellectual property protection for its testing products; regulatory developments affecting the company’s business; and other risks described in the company’s prior press releases and the Company’s filings with the Securities and Exchange Commission ("SEC"), including under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Exagen undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
CONTACTS:
Investors Relations
Exagen Inc.
Ryan Douglas
rdouglas@exagen.com
760.560.1525

Company
Exagen Inc.
Kamal Adawi, Chief Financial Officer
kadawi@exagen.com
760.477.5514

Exagen Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(Unaudited)
Revenue	$12,772	$8,948	$23,359	$18,532
Operating expenses:
Costs of revenue	5,451	3,338	10,162	7,883
Selling, general and administrative expenses	11,171	8,276	21,211	17,902
Research and development expenses	1,892	751	3,295	1,385
Total operating expenses	18,514	12,365	34,668	27,170
Loss from operations	(5,742)	(3,417)	(11,309)	(8,638)
Interest expense	(663)	(635)	(1,308)	(1,266)
Other (expense) income, net	(5)	689	(2)	860
Loss before income taxes	(6,410)	(3,363)	(12,619)	(9,044)
Income tax benefit	—	—	—	118
Net loss	$(6,410)	$(3,363)	(12,619)	(8,926)
Net loss per share, basic and diluted	$(0.38)	$(0.27)	$(0.84)	$(0.71)
Weighted-average number of shares used to compute net loss per share, basic and diluted	16,928,613	12,637,642	14,946,935	12,616,678

Exagen Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$112,576	$57,448
Accounts receivable, net	8,780	8,910
Prepaid expenses and other current assets	3,172	4,159
Total current assets	124,528	70,517
Property and equipment, net	3,054	2,102
Goodwill	5,506	5,506
Other assets	235	250
Total assets	$133,323	$78,375
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,450	$3,014
Accrued and other current liabilities	5,815	5,757
Total current liabilities	8,265	8,771
Borrowings-non-current portion, net of discounts and debt issuance costs	27,073	26,659
Deferred tax liabilities	158	158
Other non-current liabilities	1,447	948
Total liabilities	36,943	36,536
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized, no shares issued or outstanding at June 30, 2021 and December 31, 2020	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at June 30, 2021 and December 31, 2020; 16,126,784 and 12,652,308 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	16	13
Additional paid-in capital	290,272	223,115
Accumulated deficit	(193,908)	(181,289)
Total stockholders' equity	96,380	41,839
Total liabilities and stockholders' equity	$133,323	$78,375